Exhibit 5.1

April 4, 2023	Our Ref: ME/nw/S8981-173967

SMART Global Holdings, Inc. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

To the addressee set forth above:

SMART GLOBAL HOLDINGS, INC.

We have acted as Cayman Islands legal advisers to SMART Global Holdings, Inc. (the “Company”), and we have examined the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (including all supplements and amendments thereto, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 2,077,789 ordinary shares with a par value of US$0.03 per share in the capital of the Company, comprising of:

(a)

1,215,109 ordinary shares (the “2017 Plan Evergreen Shares”) for issuance pursuant to the Company’s Amended and Restated 2017 Share Incentive Plan (as amended) (the “2017 Plan”) pursuant to Section 4(a) of the 2017 Plan, which provides for an annual increase in the number of shares reserved for issuance under the 2017 Plan;

(b)

262,680 ordinary shares (together with the 2017 Plan Evergreen Shares, the “2017 Plan Shares”) that became available for issuance under the 2017 Plan as a result of forfeitures of outstanding awards pursuant to Section 4(a) of the 2017 Plan; and

(c)

600,000 ordinary shares for issuance pursuant to the Company’s 2018 Employee Share Purchase Plan (the “ESPP” and together with the 2017 Plan, the “Plans”) (together with the 2017 Plan Shares, the “Shares”) pursuant to Section 3(b) of the ESPP, which provides for an annual increase in the number of shares reserved for issuance under the ESPP.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

With effect from 1 July 2021, Walkers (Cayman) has converted to Walkers (Cayman) LLP but will continue to trade as Walkers.

1.

The Company is an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands with full corporate power and authority to issue the Shares. The Company is in good standing with the Registrar of Companies of the Cayman Islands (the “Registrar”).

2.

The Shares to be issued by the Company have been duly authorised by all necessary corporate action of the Company and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plans and in the manner contemplated by the Registration Statement, the Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to the good standing of the Company is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the Certificate of Good Standing if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 21 April 2011, the Certificate of Incorporation on Change of Name dated 29 August 2014, the Second Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on 30 March 2020 (the “Memorandum and Articles of Association”), the Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 3 April 2023.

3.	A Certificate of Good Standing dated 3 April 2023 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.

Copies of the executed written resolutions of the board of directors of the Company dated 30 November 2017, 14 December 2018, 20 December 2020 and 14 December 2021 and copies of the executed minutes of meeting of the board of directors of the Company dated 2 October 2018 and 26 September 2022 (the “Resolutions”).

5.	The executed Secretary’s Certificate of the Company dated 3 April 2023.

6.	The Registration Statement.

7.	The Plans.

8.	Such other documents as we have deemed necessary to render the opinions set forth herein.

SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.

3.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.

4.

The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.

5.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

6.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

7.

The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended. As applicable, the Resolutions were either (a) duly adopted at duly convened meetings of the Board of Directors and such meetings were held and conducted in accordance with the Memorandum and Articles of Association in force at the relevant time, or (b) duly executed by or on behalf of each director or committee member and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

8.

The Registration Statement and the Plans conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

9.

Each of the Registration Statement and the Plans (including each grant notice issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

10.	All preconditions to the issue of the Shares under the terms of the Plans will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plans.